EXHIBIT 99.1

Press Release

Release Date:	November 14, 2017	Contact:	Jack E. Rothkopf
	At 5:00 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER FISCAL YEAR 2017 RESULTS

Philadelphia, Pennsylvania (November 14, 2017) – Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Bank (the "Bank"), reported net income of $2.1 million, or $0.24 per diluted share, for the quarter ended September 30, 2017 as compared to net income of $982,000, or $0.13 per diluted share, for the same quarter in fiscal 2016. The increase in the fourth quarter of fiscal 2017 reflected the beneficial effects resulting from the acquisition of Polonia Bancorp, Inc. ("Polonia") completed on January 1, 2017 that was spearheaded by our new management team, combined with the results of our new management team of strategies to improve earnings by increasing earning assets while simultaneously controlling operating expenses. For the year ended September 30, 2017, the Company recognized net income of $2.8 million, or $0.32 per diluted share as compared to net income of $2.7 million, or $0.36 per diluted share, for fiscal 2016. The fiscal year 2017 results included during the quarter ended March 31, 2017 a one-time $2.5 million pre-tax expense related to the Polonia acquisition as well as a $1.9 million non-cash pre-tax charge-off associated with a large lending relationship.

Dennis Pollack, President and CEO, commented, "the three months ended September 30, 2017 reflected the continued positive results of the successful implementation by our new management team of various strategies to enhance our earnings but also the successful completion of the acquisition and integration of Polonia. New management has implemented significant operating efficiencies combined with substantial improvements in our core operations.  Core earnings were substantially improved during the fourth quarter of fiscal 2017 and we are particularly pleased with the Company's direction.  Management is dedicated to continuing to execute our strategy, growing the Company's earnings and generating value for our shareholders."

Highlights for the quarter ended September 30, 2017 are as follows:

●	Net income for the three month period ended September 30, 2017 increased $1.1 million or 111.0% over the same period in 2016.
●	Core earnings (a non-GAAP measure) increased to $5.8 million for the year ended September 30, 2017 from $3.2 million for the year ended September 30, 2016 (see reconciliation below).
●	Net loans increased an additional $67.2 million, excluding the loans acquired from Polonia in the acquisition, from $344.9 million at September 30, 2016.
●	Total deposits increased an additional $73.3 million, excluding the deposits assumed in the Polonia in the acquisition, from $389.2 million at September 30, 2016.

Net Interest Income:

For the three months ended September 30, 2017, net interest income increased to $6.1 million as compared to $3.7 million for the same period in fiscal 2016. The increase reflected a $3.1 million, or 68.7%, increase in interest income, partially offset by an increase of $805,000, or 94.4%, in interest paid on deposits and borrowings. For the year ended September 30, 2017, net interest income increased to $21.1 million as compared to $14.2 million for the same period in fiscal 2016. The increase reflected an $8.9 million, or 50.7%, increase in interest income, partially offset by a $1.9 million increase, or 58.3%, in interest paid on deposits and borrowings. The increase in net interest income in both periods in 2017 was primarily due to the increase in the weighted average balance of earning assets reflecting in large part the addition of earning assets acquired as of January 1, 2017 upon completion of the Polonia acquisition. In addition, during the fourth quarter of fiscal 2017, the average outstanding balance of loans increased $31.7 million with such growth primarily funded with an increase in deposits, FHLB borrowings and a redeployment of excess liquidity.

The net interest margin was 2.91% for both the three months and year ended September 30, 2017, compared to 2.78% and 2.75%, respectively, for the same periods in fiscal 2016. The improvement in the margin reflected in large part the increase in the weighted average balances of interest-earning assets noted above as well as, to a lesser degree, the increase in the weighted average yield on earning assets which reflected the effects of purchase accounting fair value adjustments on the assets acquired from Polonia.

Non-Interest Income:

Non-interest income amounted to $699,000 and $2.2 million, respectively, for the three months and year ended September 30, 2017, compared to $454,000 and $1.3 million, respectively, for the comparable periods in fiscal 2016. The increase experienced in both of the 2017 periods was primarily attributable to the addition of five full-service financial centers, along with the related customer deposit base (increased ATM fees as well as account service charges and transaction fees), acquired from Polonia along with an increased return on bank owned life insurance ("BOLI") as a result of the increase in the amount of BOLI due to the purchase of an additional $10.0 million of BOLI in the first quarter of the fiscal year.

Non-Interest Expenses:

For the quarter and year ended September 30, 2017, non-interest expense increased $804,000 and $5.3 million, respectively, to $3.6 million and $16.6 million compared to the same periods in the prior fiscal year.  The primary reason for the increase for both three months and year ended September 30, 2017 was the additional expense resulting from the Polonia acquisition which added five financial centers to our branch network as well as additional personnel. In addition, the Company recorded a one-time merger related charge of approximately $2.5 million, pre-tax, during the quarter ended March 31, 2017.

Income Taxes:

For the three-month period ended September 30, 2017, the Company recorded income tax expense of $711,000 resulting in an effective tax rate of 25.5%, compared to $423,000 and an effective tax rate of 30.1% for the same period in 2016.  For the year ended September 30, 2017, the Company recorded income tax expense of $941,000 resulting in an effective tax rate of 25.3%, compared to $1.3 million and an effective tax rate of 31.6% for fiscal 2016. The effective tax rate for the year ended September 30, 2017 was lower due to the increases in tax free income from BOLI and tax benefits associated with the exercise of stock options and vesting of restricted stock.

Balance Sheet:

At September 30, 2017, the Company had total assets of $899.5 million, as compared to $559.5 million at September 30, 2016, an increase of $340.0 million or 60.8%. The substantial majority of the growth was attributable to the acquisition of Polonia. In addition to the acquisition, the Company experienced growth in the balance of net loans receivable of $67.2 million or 19.5% not related to the acquisition when compared to the $344.9 million balance of net loans receivable as of September 30, 2016.

Total liabilities increased by $317.9 million to $763.4 million at September 30, 2017 from $445.5 million at September 30, 2016. As with the asset growth, the bulk of the liability growth resulted from the acquisition of Polonia. In addition to the deposits assumed, the Company assumed $56.0 million in FHLB advances.  In addition to the deposit growth resulting from the acquisition, the Company experienced growth in deposits of $73.3 million or 18.8% when compared the balance outstanding at September 30, 2017 to the $389.2 million balance as of September 30, 2016.

Total stockholders' equity increased by $22.2 million to $136.2 million at September 30, 2017 from $114.0 million at September 30, 2016. This increase was primarily due to the issuance of common stock to the stockholders of Polonia in connection with the acquisition. In addition, stockholders' equity was affected by the termination of the Bank's employee stock ownership plan ("ESOP") as of December 31, 2016.  A portion of the shares of common stock held in the ESOP's suspense account as collateral for the loans to the ESOP was used to satisfy the ESOP's indebtedness in full. As a result of the ESOP termination, the Bank reduced its compensation expense by approximately $85,000 per quarter.  In addition, stockholders' equity was affected by a $1.6 million decline in the fair value of the Company's available-for-sale portfolio.

Asset Quality:

At September 30, 2017, the Company's non-performing assets totaled $15.6 million or 1.7% of total assets as compared to $16.5 million or 2.9% of total assets at September 30, 2016.  Non-performing assets at September 30, 2017 included five construction loans aggregating $8.7 million, 33 one-to-four family residential loans aggregating $3.7 million, one single-family residential investment property loan in the amount $1.4 million and five commercial real estate loans aggregating $1.6 million.  Non-performing assets also included at September 30, 2017 one real estate owned property consisting of a single-family residential property with a carrying value of $192,000.  At September 30, 2017, the Company had nine loans aggregating $6.0 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $4.9 million were designated non-performing as of September 30, 2017 and on non-accrual status; one of such loans in the amount of $1.4 million has continued to make payments in accordance with the restructured loan terms, but management continues to have concerns over the borrower's ability to make future payments and as a result has determined to not return the loan to performing status. The remaining two TDRs classified non-accrual totaling $3.5 million are a part of a troubled relationship totaling $10.7 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower is the subject of litigation between the Bank and the borrower and as a result, the project currently is not proceeding. Subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The remaining six TDRs have performed in accordance with the terms of their revised agreements and have been placed on accruing status. As of September 30, 2017, the Company had reviewed $19.7 million of loans for possible impairment of which $15.0 million was classified substandard compared to $19.4 million reviewed for possible impairment and $14.6 million of which was classified substandard as of September 30, 2016.

The Company recorded a provision for loan losses in the amount of $410,000 and $3.0 million, respectively, for the three months and year ended September 30, 2017. The provision for loan losses for the year ended September 30, 2017 was primarily due to the $1.9 million charge-off related to the aforementioned borrower whose primary project financed by the Bank involves the proposed development of 169 residential lots. As noted above, the Bank and the borrower are in litigation and no resolution of the situation has been arrived at as of the date hereof in part due to the bankruptcy filing by the borrower effected in June 2017. In light of the status of both the litigation as well as the progress of construction of the project, the Company recorded a $1.9 million non-cash charge-off during the quarter ended March 31, 2017.  The remaining portion of the provision recorded during the year ended September 30, 2017 was related to the increase in the outstanding balance of loans.  The loans acquired from Polonia initially did not have any impact on the allowance for loan losses, because they were acquired at their fair value. Any write-downs to fair value were reflected in the one-time merger-related charge. In the event that the credit quality of any loans acquired from Polonia credit should deteriorate in the future, additional provisions may be required.

The allowance for loan losses totaled $4.5 million, or 0.8% of total loans and 29.0% of total non-performing loans (which included loans acquired from Polonia at their fair-value) at September 30, 2017 as compared to $3.3 million, or 0.9% of total loans and 20.6% of total non-performing loans at September 30, 2016. The Company believes that the allowance for loan losses at September 30, 2017 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service financial centers, eight of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company, or other effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2017	2016
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$899,541	$559,480
Cash and cash equivalents	27,903	12,440
Investment and mortgage-backed securities:
Held-to-maturity	61,284	39,971
Available-for-sale	178,402	138,694
Loans receivable, net	571,343	344,948
Goodwill and intangible assets	6,811	--
Deposits	635,982	389,201
FHLB advances	114,318	50,638
Non-performing loans	15,393	15,878
Non-performing assets	15,585	16,459
Stockholders' equity	136,179	114,002

	At or For the Three Months Ended September 30,		At or For the Year Ended September 30,
	2017	2016	2017	2016
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$7,737	$4,587	$26,343	$17,483
Total interest expense	1,656	853	5,266	3,326
Net interest income	6,081	3,734	21,077	14,157
Provision for loan losses	410	-	2,990	225
Net interest income after provision for loan losses	5,671	3,734	18,087	13,932
Total non-interest income	699	454	2,198	1,337
Total non-interest expense	3,587	2,783	16,566	11,290
Income before income taxes	2,783	1,405	3,719	3,979
Income tax expense	711	423	941	1,259
Net income	$2,072	$982	$2,778	$2,720
Basic earnings per share	$0.25	$0.14	$0.33	$0.37
Diluted earnings per share	$0.24	$0.13	$0.32	$0.36
Dividends paid per common share	$0.03	$0.03	$0.12	$0.12
Tangible book value per share at end of period (1)	$14.36	$14.17	$14.36	$14.17
Common stock outstanding (shares)	9,008,125	8,045,544	9,008,125	8,045,544

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.70%	3.40%	3.65%	3.40%
Average rate paid on interest-bearing liabilities	0.90%	0.78%	0.82%	0.80%
Average interest rate spread (3)	2.81%	2.62%	2.84%	2.60%
Net interest margin (3)	2.91%	2.78%	2.91%	2.75%
Average interest-earning assets to average interest-bearing Liabilities	113.21%	122.97%	111.83%	124.28%
Net interest income after provision for loan losses to non-interest expense	158.10%	134.17%	109.18%	123.40%
Total non-interest expense to total average assets	1.62%	2.00%	2.10%	2.82%
Efficiency ratio(4)	52.91%	66.45%	71.18%	72.87%
Return on average assets	0.94%	0.71%	0.35%	0.68%
Return on average equity	6.10%	3.46%	2.16%	3.15%
Average equity to average total assets	15.36%	20.45%	16.31%	21.55%

	At or for the Three Months Ended September 30,		At or for Year Ended September 30,
	2017	2016	2017	2016
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	2.69%	4.60%	2.69%	4.60%
Non-performing assets as a percentage of total assets(5)	1.73%	2.94%	1.73%	2.94%
Allowance for loan losses as a percentage of total loans	0.78%	0.94%	0.78%	0.94%
Allowance for loan losses as a percentage of non-performing loans	29.01%	20.58%	29.01%	20.58%
Net charge-offs (recoveries) to average loans receivable	0.00%	0.00%	0.37%	-0.03%

Capital Ratios(6)
Tier 1 leverage ratio
Company	14.81%	20.41%	14.81%	20.41%
Bank	13.59%	18.15%	13.59%	18.15%
Tier 1 common risk-based capital ratio
Company	23.94%	38.57%	23.94%	38.57%
Bank	21.97%	34.36%	21.97%	34.36%
Tier 1 risk-based capital ratio
Company	23.94%	38.57%	23.94%	38.57%
Bank	21.97%	34.36%	21.97%	34.36%
Total risk-based capital ratio
Company	24.83%	39.70%	24.83%	39.70%
Bank	22.86%	35.49%	22.86%	35.49%

__________________________
(1)     Non-GAAP measure; see reconciliation below

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)
The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income. Included in the year ended September 30, 2017 was a one-time charge relating to merger expenses.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. It is the Company's policy to cease accruing interest on all loans which 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effect of the one-time merger-related expenses, the one-time non-cash charge-off related to a large lending relationship and severance expense; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended September 30,		At or For the Year Ended September 30,
	2017	2016	2017	2016
	(Dollars in Thousands)

Income before income taxes	$2,783	$1,405	$3,719	$3,979
Income tax expense	711	423	941	1,259
Net (loss) income	2,072	982	2,778	2,720
One time merger-related (recovery) costs (net of tax)	(177)	300	1,730	300
One time charge-off (net of tax)	--	--	1,280	--
One-time severance expense (net of tax)	--	--	--	131
Core net income	$1,895	$1,282	$5,788	$3,151

The following table shows the reconciliation of book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible from total equity as calculated in accordance with GAAP). Until the completion of the Polonia acquisition as of January 1, 2017, the Company's book value and tangible book value were identical.

	As of September 30, 2017		As of September 30, 2016
(in thousands, except per share amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders' equity	$136,179	$136,179	$114,002	$114,002
Less intangible assets:
Goodwill	--	6,102	--	--
Core deposit intangible	--	709	--	--
Total intangibles	$--	6,811	$--	$--
Adjusted stockholders' equity	$136,179	$129,368	$114,002	$114,002
Shares of common stock outstanding	9,008,125	9,008,125	8,045,544	8,045,544
Adjusted book value per share	$15.12	$14.36	$14.17	$14.17